Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Katie Strohacker, Director, Investor Relations
(617) 796-8232

www.hptreit.com

Hospitality Properties Trust Announces Early Redemption of its $280 Million of

Outstanding 5 1/8% Senior Notes

Newton, MA (July 15, 2014):  Hospitality Properties Trust (NYSE: HPT) today announced the early redemption of its outstanding 5 1/8% Senior Notes due 2015 at a redemption price equal to the principal amount of $280,000,000, plus accrued and unpaid interest to, but excluding, the date of redemption.  The redemption is expected to occur on or about August 15, 2014.  HPT currently expects to fund this redemption by using cash on hand and borrowings under its revolving credit facility.

Hospitality Properties Trust is a real estate investment trust, or REIT, which owns a diverse portfolio of hotels and travel centers located in 44 states, Puerto Rico and Canada. HPT’s properties are operated under long term management or lease agreements which include various security features. HPT is headquartered in Newton, Massachusetts.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON HPT’S PRESENT EXPECTATIONS, BUT THESE STATEMENTS ARE NOT GUARANTEED.  FOR EXAMPLE, THIS PRESS RELEASE STATES THAT HPT EXPECTS TO REDEEM ALL OF ITS OUTSTANDING 5 1/8% SENIOR NOTES DUE 2015.  IF UNFORESEEN CIRCUMSTANCES OCCUR, THE EXPECTED REDEMPTION OF THE 5 1/8% SENIOR NOTES DUE 2015 MAY BE DELAYED OR NOT COMPLETED.  FOR THESE REASONS, AMONG OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON ANY FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE. ALSO, EXCEPT AS

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

REQUIRED BY LAW, HPT DOES NOT INTEND TO UNDERTAKE ANY DUTY TO UPDATE ANY FORWARD LOOKING STATEMENT IN THIS PRESS RELEASE AS A RESULT OF FUTURE EVENTS, NEW INFORMATION OR OTHERWISE.

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